Exhibit 18.1

                               SODAK GAMING, INC.

                    LETTER OF KPMG PEAT MARWICK LLP REGARDING
                           CHANGE IN ACCOUNTING METHOD



March 18, 1998

Sodak Gaming, Inc.
5301 S. Highway 16
Rapid City, SD  57701

Ladies and Gentlemen:


We have audited the consolidated balance sheets of Sodak Gaming and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows of each of the years in the three-year period ended December 31, 1997 and have reported thereon under date of February 16, 1998. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended December 31, 1997. As stated in Note 15 to those financial statements, the Company changed its method of accounting for pre-opening and start-up costs and the amortization of pre-opening and start-up costs. The Company changed to capitalizing such costs subsequent to obtaining all regulatory approvals and authorizations for the underlying project and from amortizing such costs over the life of the project to expensing them immediately upon opening of the new facility, and states that the newly adopted accounting method is preferable in the circumstances because it conforms to the industry practice of major gaming companies. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Sodak Gaming, Inc.'s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.



Very truly yours,



\s\ KPMG Peat Marwick LLP